AMENDMENT TO THE 26TH OF APRIL 2000 AGREEMENT, AMENDED OCTOBER 31ST, 2000, AND FEBRUARY 26TH, 2002 DATED AS OF THE 3RD DAY OF FEBRUARY 2003.

This amended agreement is made and dated for reference as of the 3rd day of February 2002 as executed on this 3rd day of February 2003.

WHEREAS:

1.

Pursuant to the foregoing agreement entered into between Anglo Alaska Gold Corporation hereafter referred to as Anglo Alaska and El Nino Ventures Inc. hereafter referred to as ELN dated April 26th, 2000, amended October 31st, 2000 and February 26th, 2002 (“the Agreement”).  Anglo Alaska agrees to revise the advance royalty payments due on the Property.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and conditions herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

Date Payment Originally Due

New Payment Date and Amount

November 1st, 2002

($10,000)

March 1st 2003

$1,000

March 1st, 2003

($30,000)

March 1st, 2004

$1,000

March 1st, 2005

$5,000

March 1st, 2006

$5,000

March 1st, 2007

$5,000

March 1st, 2008

$5,000

Anglo Alaska agrees the payment schedule listed above shall replace all previous existing payments schedules.  Furthermore Anglo Alaska waives all existing work commitments on the property, and agrees that only the minimum amount of work to keep the property in good standing shall be conducted.

IN WITNESS WHEREOF the parties have duly executed by their duly authorized officers effective the date first herein set forth.

EL NINO VENTURES INC.

“Harry Barr”

Per:  Authorized Signatory

ANGLO ALASKA GOLD CORPORATION

“Curtis Freeman”

Per:  Authorized Signatory